UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 30, 2015

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West Broad Street Suite 310, Stamford, CT 06902

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 30, 2015, Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership”) entered into a third amended and restated asset-based revolving credit facility agreement with a bank syndicate comprised of thirteen participants, which expires in July 2020 and provides the ability to borrow up to $300 million ($450 million during the heating season from December through April of each year) on a revolving line of credit for working capital purposes, including the issuance of up to $100 million in letters of credit. The third amended and restated credit facility also provides for a $100 million five year senior secured term loan (the “$100 million Term Loan”); proceeds from the term loan will be used to redeem the Partnership’s outstanding 8.875% Senior Notes due 2017 (the “Notes”).

The Partnership can increase the revolving credit facility size by $100 million without the consent of the bank group. However, the bank group is not obligated to fund the $100 million increase. If the bank group elects not to fund the increase, the Partnership can add additional lenders to the group, with the consent of the Agent, which shall not be unreasonably withheld. Obligations under the third amended and restated credit facility are guaranteed by the Partnership and its subsidiaries and are secured by liens on substantially all of the Partnership’s assets including accounts receivable, inventory, general intangibles, real property, fixtures and equipment.

All amounts outstanding under the third amended and restated revolving credit facility become due and payable on the facility termination date of July 30, 2020. The $100 million Term Loan is repayable in quarterly payments of $2.5 million, plus an annual payment equal to 25% of the annual Excess Cash Flow as defined in the agreement (an amount not to exceed $15 million annually), less certain voluntary prepayments made during the year, with final payment at maturity.

The interest rate on the third amended and restated revolving line of credit and the term loan is based on a margin over LIBOR or a base rate.

The Commitment Fee on the unused portion of the revolving line of credit is 0.30% from December through April, and 0.20% from May through November.

The third amended and restated revolving credit facility requires the Partnership to meet certain financial covenants, including a fixed charge coverage ratio (as defined in the revolving credit facility agreement) of not less than 1.1 as long as the $100 million Term Loan is outstanding or revolving loan availability is less than 12.5% of the facility size. In addition, as long as the $100 million Term Loan is outstanding, a senior secured leverage ratio at any time cannot be more than 3.0 as calculated during the quarters ending June or September, and at any time no more than 4.5 as calculated during the quarters ending December or March.

Certain restrictions are also imposed by the agreement, including restrictions on the Partnership’s ability to incur additional indebtedness, to pay distributions to unitholders, to pay certain inter-company dividends or distributions, make investments, grant liens, sell assets, make acquisitions and engage in certain other activities.

The foregoing description of the third amended and restated asset based revolving credit facility agreement does not purport to be complete and is qualified in its entirety by reference to the third amended and restated revolving credit facility agreement and the third amended and restated pledge and security agreement.

Item 8.01	Other Events

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 8.01.

Effective July 30, 2015, the Partnership and its co-issuer and wholly-owned subsidiary, Star Gas Finance Company, a Delaware corporation (together with the Partnership, the “Issuers”), have delivered to the trustee of the indenture governing the Notes a notice of redemption (the “Redemption”) to purchase for cash all of its outstanding $125 million aggregate principal amount of the Notes. The Notes will be redeemed on September 3, 2015 (the “Redemption Date”) at a redemption price equal to 104.438% of the principal amount of the Notes, together with any accrued but unpaid interest through the Redemption Date. The Trustee will also serve as the Paying Agent for the Redemption.

Item 9.01	Exhibits

10.27	Third Amended and Restated Revolving Credit Facility Agreement dated July 30, 2015.

10.28	Third Amended and Restated Pledge and Security Agreement dated July 30, 2015.

99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By: Kestrel Heat, LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: July 30, 2015